Exhibit 10.2

Stock Exchange Agreement

Party A: Jingzhou City Jiulong Machinery Electricity Manufacturing Co., Ltd.

Party B: China Automotive Systems, Inc.

Party C: Hubei Henglong Automotive System Group Co., Ltd.

In view of:

1.	Jingzhou Henglong Automotive Parts Co., Ltd. is a limited liability company legally established and validly existing in accordance with the laws and regulations in China, of which, 20% of the equity are owned by Jingzhou City Jiulong Machinery Electricity Manufacturing Co., Ltd. and 80% of the equity are owned by Hubei Henglong Automotive System Group Co., Ltd.

2.	Shashi Jiulong Power Steering Gear Co., Ltd. is a limited liability company legally established and validly existing in accordance with the laws and regulations in China, of which, 19% of the equity are owned by Jingzhou City Jiulong Machinery Electricity Manufacturing Co., Ltd. and 81% of the equity are owned by Hubei Henglong Automotive System Group Co., Ltd.

3.	China Automotive Systems, Inc. is a NASDAQ listed company, with a trading symbol of CAAS.

4.	Hubei Henglong Automotive System Group Co., Ltd. is a wholly owned subsidiary of Hong Kong Great Genesis Holding Ltd., which in turn is a wholly owned subsidiary of China Automotive Systems, Inc.

5.	China Automotive Systems, Inc. agrees to issue 4,078,000 shares of common stock of CAAS to Jingzhou City Jiulong Machinery Electricity Manufacturing Co., Ltd. (Party A), in exchange for Party A’s 20% of the equity holding in Jingzhou Henglong Automotive Parts Co., Ltd. and 19% of the equity holding in Shashi Jiulong Power Steering Gear Co., Ltd. Both parties agree to the provisions of this Stock Exchange Agreement.

6.	Hubei Henglong Automotive System Group Co., Ltd., as another shareholder besides Party A in both Jingzhou Henglong Automotive Parts Co., Ltd. and Shashi Jiulong Power Steering Gear Co., Ltd., also agrees with this Stock Exchange Agreement.

7.	The benchmark date of this agreement is June 30, 2014.

Both parties agree to the following terms:

1.	Party A agrees to exchange the due net assets equivalent to its 20% equity in Jingzhou Henglong Automotive Parts Co., Ltd. (including undistributed profits) for 3,260,000 shares of common stock of CAAS (to be issued by Party B to Party A), and exchange the due net assets equivalent to its 19% equity in Shashi Jiulong Power Steering Gear Co., Ltd. (including undistributed profits), for 818,000 shares of CAAS common stock (to be issued by Party B to Party A).

2.	Within 60 days from the date of execution of this agreement, Party A shall complete all necessary examination and approval procedures stipulated under Chinese laws and regulations (if necessary); and Party B shall complete all necessary approval procedures relating to the stock issuance and register such shares in name of Party A or other holders designated by Party A, so that Party A or its designated holders will actually own and hold 4,078,000 shares of CAAS.

3.	After 6 months holding period from the date that such 4,078,000 shares of CAAS are registered in name of Party A or its designees, Party B undertakes and warrants, upon receipt of notice from Party A, to remove the restrictions under Rule 144 on such shares and agrees that Party A may carry out transactions of such shares on Nasdaq stock market.

4.	Within 30 days from the date of execution of this agreement, Party A shall complete equity delivery to Party B or to an associated company or a wholly owned subsidiary designated by Party B. Party A shall return to Party B all the documents relevant to the equity and files relating to Party B in any aspect whatsoever, including, but not limited to the capital contribution certificates, and other relevant documents relating to the business of Party B.

5.	Party A shall cooperate with Party B or Party C for the registration modification procedures with the relevant Administration of Industry and Commerce bureau regarding the swap of the equities in Jingzhou Henglong Automotive Parts Co., Ltd. and Shashi Jiulong Power Steering Gear Co., Ltd. according to the relevant Chinese laws.

6.	Party A undertakes that there is no guarantee, mortgage, pledge, lien or any other security interest or any third party rights on the equity under this agreement. Such rights do not exist at the execution of this agreement, nor will it occur in any case after the signing of this agreement until the completion of the industrial and commercial registration modifications.

7.	Obligations of Party A. After entry into force of this agreement, Party A shall exchange the equity under this agreement to Party B in accordance with the provisions of this agreement. Upon request of Party B, Party A shall provide all necessary assistance and convenience to complete the governmental approval procedures (if needed) relating to the exchange of the equity and perform other obligations under this agreement.

8.	Party B's obligations. In accordance with the terms and conditions of this agreement and in the event that the conditions hereof are satisfied, Party B shall issue the shares to Party A and register such shares in the name of Party A in accordance with the provisions of this agreement; cooperate with Party A if necessary, to complete all the approval and registration procedures under this equity exchange agreement and fulfill all necessary internal procedures and perform all the other obligations under this agreement.

9.	Liability for breach of contract. In the performance of this agreement, if a party breaches the contract, it shall be liable for the losses suffered by the other party arising from its defaults. If Party B fails to make Party A or its designees obtain and hold 4,078,000 shares of CAAS common stocks in accordance with the provisions of this agreement, or it fails to perform its obligation stipulated in Provision 3 of this agreement, Party B shall be regarded as having breached the contract. Accordingly, Party B and Party C agree to return to Party A all the exchanged equity immediately and unconditionally, assist Party A in completing the registration modifications within 1 month, and Party C shall bear all the direct and indirect losses incurred by Party A.

10.	In case of breach of the above-mentioned provision by Party B, Party B and Party C agree that Hubei Henglong Automotive System Group Co., Ltd shall, on behalf of Party B, be liable to Party A for breach of contract . And the three parties agree that any disputes arising from breach of contract shall be governed by the Jingzhou City Intermediate People's Court.

11.	The execution of the agreement has been approved by each party’s shareholders' meeting or the board of directors meetings.

12.	This agreement shall have legal effect upon execution of both parties; it shall have binding effect on both parties and Hubei Henglong Automotive System Group Co., Ltd.

13.	Any amendment to this agreement shall be signed by the parties in writing. After entry into force of this agreement, any amendment to this Agreement shall come into effective only after approval by the original examination and approval authority should such an approval is required. If a registration is required, the amendment shall be appropriately registered with the relevant authorities.

14.	This agreement shall be governed by Chinese laws. The parties agree that any disputes shall be submitted to the Jingzhou City Intermediate People's Court for litigation.

The signature page:

Party A: Jingzhou City Jiulong Machinery Electricity Manufacturing Co., Ltd.

Authorized representative:

Party B: China Automotive Systems, Inc.

Authorized representative:

Party C:Hubei Henglong Automotive System Group Co., Ltd.

Authorized representative:

Date: 11 August 2014